Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Calavo Growers, Inc. Lee E. Cole Chairman, President and CEO (805) 525-1245
CALAVO GROWERS, INC. ACQUIRES
RENAISSANCE FOOD GROUP, LLC, A FAST-GROWING LEADER
IN THE FRESH FOOD CATEGORY

Highlights Include:
•	Acquired Company’s 2011 Revenues Expected to Exceed $100 Million

•	Deal Positions Calavo as a Market Leader in Convenient, Fresh and Healthy Foods

•	Acquisition of Respected Garden Highway Brand Will Accelerate Growth of Calavo Foods’ Retail Business

•	Combination Increases Calavo’s Presence in Deli Section, Confirms Strength in Produce Department

•	Multiple Synergies in Customer Relationships, Sourcing, Distribution and Ripening Operations

•	Deal Expected to be Immediately Accretive to Earnings, Fits Calavo’s Managed-Risk Strategy for Profitable Growth
SANTA PAULA, Calif. (May 26, 2011) — Calavo Growers, Inc. (Nasdaq—GS: CVGW) today announced that it has signed an agreement for the acquisition of Renaissance Food Group (RFG), LLC, a closely held fresh-food company that produces, markets and distributes nationally a portfolio of healthy, high quality lifestyle products for consumers via the retail channel. The transaction, which is expected to close on June 1, 2011, is for a combination of cash and stock, including earn-out payments based on financial performance. Terms were not further disclosed.
     The newly acquired company started in 2003 and experienced 54 percent compound annual growth in sales from inception to 2010. Current-year revenues are projected to exceed $100 million.
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Calavo Announces Acquisition of Renaissance Food Group/2-2-2
     Headquartered in Rancho Cordova, Calif., RFG operates six processing facilities nationally, of which those in Sacramento, Calif. and Houston, Texas are company owned. It has 400 employees and serves major retailers throughout the United States. RFG will operate as a wholly owned subsidiary of the Calavo Foods business unit, whose current products include Calavo’s all-natural guacamole, the Salsa Lisa line of premium fresh salsas, guacamole hummus and premium tortilla chips.
     Lee E. Cole, Calavo’s Chairman, President and Chief Executive Officer, commented: “Our acquisition of Renaissance Food Group and its outstanding Garden Highway brand represents a transformational step forward for Calavo. RFG will be a key growth driver of our company’s expansion in the fresh refrigerated packaged goods category in both the retail produce and deli departments.”
     He added that Garden Highway’s national processing and fast-to-the-market infrastructure provides an “ideal platform for accelerated growth in Calavo’s current product lines, continued product development in the Garden Highways line, as well as numerous further expansion opportunities as Calavo continues to evolve in coming years.”
     Cole emphasized that “Calavo invested a considerable amount of time and energy over the years identifying the right sizable transaction. I believe we found the perfect company that is ideally positioned in a significant growth category, comes with a strong brand and allows us to effectively leverage our blue-chip customer base by selling more products to them. Importantly, RFG’s management is extremely professional and talented. The transaction will be immediately accretive to earnings, as Calavo’s management continues to act in the best interest of its shareholders.”
     RFG was founded by Jim Catchot, Ken Catchot and Jim Gibson. Jim Catchot, RFG’s President, stated: “We are truly excited to join forces with a
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Calavo Announces Acquisition of Renaissance Food Group/3-3-3
company of Calavo’s quality and stature, and are convinced that their industry presence, financial strength, outstanding customer list and overall produce expertise will be invaluable in furthering the rapid expansion of our business.”
     Describing RFG, he said that the company is “a leader and innovator in the fresh product category with a focus on rapid, new product development and responsiveness to the needs of our retail customers and consumers. We support our retailers with the just-in-time delivery of fresh, high-quality, great-tasting products, which are produced regionally to their specifications. Essentially, we have the ability to deliver anywhere in the United States. Customers order today and receive their order the same or the next day.”
     RFG has an expanding array of retail product lines for produce, deli, meat and food service departments. Produce lines include fresh-cut fruit, ready-to-eat vegetables and Chef Essentials® recipe-ready vegetables such as Asparagus Sauté and Savory Butternut Squash. Deli lines include ready-to-eat “grab-n-go” salads, healthy fresh snacks, deli-style sandwiches, wraps and fresh party trays.
     Cole added that RFG also will be able to draw upon its new parent company’s fresh produce sourcing capabilities, as well as Calavo’s Value Added Depots across the country for ripening needs, further enhancing synergies.
     Catchot added: “We have an intense focus on expanding and leading the category by understanding the needs of the consumer. An important trend is the desire of consumers for healthy nutritious eating options. They are seeking quality, variety and greater convenience in an increasingly busy world.”
     CEO Cole summarized: “We are confident that this transaction moves our company to a new level of significance and prominence. We have developed a strong position in three of the best growth categories in the entire food industry: avocados, premium fresh dips and fresh food. I am excited to say that our importance to retailers will grow reflecting our ability to provide them with a greater number and variety of products that the end-consumer is strongly demanding.”
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Calavo Announces Acquisition of Renaissance Food Group/4-4-4
About Renaissance Food Group LLC
Renaissance Food Group is a fresh food company that produces, markets and distributes nationally a portfolio of healthy, high quality lifestyle products for consumers via retail and food service channels. Widely recognized as a market leader for product quality and innovation, Renaissance Food Group’s fresh food products are regionally produced, made to order and delivered to customers within hours.
About Calavo
Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados and commodity produce, as well as the manufacturing and distribution of prepared avocado and other food products, including refrigerated fresh salsa and guacamole hummus. Founded in 1924, Calavo’s expertise in the marketing and distribution of avocados, processed avocados, and other perishable products enables it to serve food distributors, produce wholesalers, supermarket and restaurants on a global basis.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended
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Calavo Announces Acquisition of Renaissance Food Group/5-5-5
October 31, 2010. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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